Exhibit 4.1

BANK OF MONTREAL

OMNIBUS DEFERRED SHARE UNIT PLAN

Amended & Restated: November 8, 2021

TABLE OF CONTENTS

TABLE OF CONTENTS	2
1.1 Purpose	4
1.2 Effective Date	4

Article 2 INTERPRETATION	4

2.1 Definitions	4

Article 3 GRANTS	8

3.1 Deferral of Variable Incentive Compensation.	8
(a) Required Deferral of Variable Incentive Compensation	8
(b) Voluntary Deferral of Variable Incentive Compensation	8
(c) Election Procedures	8
(d) Vesting	9
3.2 Discretionary Deferred Share Units	9
(a) Discretionary DSUs	9
(b) Acknowledgement Procedures	9
(c) Acknowledgment of Discretionary DSUs	9
(d) Vesting of Discretionary DSUs	10
(e) Forfeiture of Grant of Discretionary DSUs	11
(f) Discretion to Make Adjustments	11
(g) Financial Restatement	12
3.3 Credit of Deferred Share Units.	12
3.4 Value of a Deferred Share Unit	12
3.5 Currency	12
3.6 Credit of Dividend Equivalents	13

Article 4 REDEMPTION AND FORFEITURE	13

4.1 Redemption of Units	13
4.2 Redemption Date	14
4.3 Partial Redemption	14
4.4 Redemption Notice(s) (Except as Otherwise Provided in Exhibit A)	14
(a) Retirement and Termination without Cause	14
(b) Termination with Cause or Resignation	14
(c) Death	14
(d) Payment Form	15
(e) Separation Date	15

Article 5 REORGANIZATION	16

5.1 Adjustments and Reorganizations	16

Article 6 GENERAL	16

6.1 Statutory References	16
6.2 Certain Rules of Interpretation	16
6.3 Transferability of Grants	17

6.4 No Right to Future Grants	17
6.5 Participation is Voluntary: No Right to Employment	17
6.6 Unfunded Plan	17
6.7 Successors and Assigns	17
6.8 Administration	17
6.9 Delegation	18
6.10 Plan Amendment	18
6.11 Plan Termination	19
6.12 Value of Deferred Share Units Not Guaranteed	19
6.13 Determination of Value if Common Shares Not Publicly Traded	19
6.14 No Advice on Deferred Share Units	19
6.15 Final Determination	20
6.16 Tax Matters and Withholding	20
6.17 Governing Law	20
6.18 Severability	20
6.19 Electronic Delivery	21
6.20 Country Specific Provisions	21
6.21 Consent to Data Transfer	21

EXHIBIT A	23

COUNTRY SPECIFIC PROVISIONS FOR DEFERRED SHARE UNITS	23

US Taxfilers	23

1. Redemption of Units	23

2. Payment Form	23

3. Redemption Date and Payment Date	23

4. Valuation	24

5. Plan Interpretation and Compliance with Canadian Tax Rules for Dual Taxpayers	24

6. Prohibition on Becoming an Independent Contractor	25

7. Payment Provisions for Grandfathered US Tax Filers	25

8. Claim Procedure for Benefits	27

Data Privacy for European Union, Switzerland and the United Kingdom	29
Australia	29
France	30
United Kingdom	30

BANK OF MONTREAL

OMNIBUS DEFERRED SHARE UNIT PLAN

Article 1

PURPOSE

1.1	Purpose

The Plan is intended to enhance the Bank’s ability to attract and retain high quality employees, to promote a greater alignment of interests between employees and the shareholders of the Bank, and to align deferral and risk with a longer time horizon. To the extent that an Eligible Employee is subject to taxation under the Income Tax Act (Canada) due to his/her residency or employment duties, the terms of the Plan are intended to comply with the Canadian Tax Rules and shall be interpreted and administered so as to comply simultaneously with the Canadian Tax Rules and any other applicable laws.

1.2	Effective Date

The Plan became effective as of September 30, 2013. The Plan is a successor to and a continuation of the existing Deferred Share Unit awards governed under the Bank of Montreal Deferred Stock Unit Plan for Executive Officers effective as of September 28, 2012, the Bank of Montreal Deferred Stock Unit Plan for Senior Officers effective as of September 28, 2012, the Bank of Montreal Deferred Stock Unit Plan for US Executive Officers effective as of September 28, 2012, the Bank of Montreal Deferred Stock Unit Plan for US Senior Officers effective as of September 28, 2012, and BMO Nesbitt Burns Private Client Division Deferred Stock Unit Plan effective as of February 1, 2013, all of which will be governed under this Plan as revised, amended and restated effective November 8, 2021.

Article 2

INTERPRETATION

2.1	Definitions

As used in the Plan, the following terms have the respective meanings:

(a)

“Account” means a bookkeeping account maintained for each Participant on the books of the Bank which tracks the number of DSUs held by a Participant, in accordance with the terms of the Plan and the terms of Participant’s Election or Acknowledgment.

(b)	“Acknowledgment” means, with respect to an award of Discretionary DSUs, the acknowledgment to be completed and submitted by a Participant pursuant to Section 3.2.

(c)	“Administrator” means the senior officer of the Bank responsible for human resources or any other individual(s) designated by him or her or by the Chief Executive Officer.

(d)	“Affiliate” means an entity which is an “affiliated entity” within the meaning given to such term in the Bank Act (Canada).

(e)

“Applicable Withholding Tax” means all income tax, social insurance, payroll tax, payment on account or other tax-related withholding and any and all other amounts as the Bank may be required to withhold in respect of a payment under this Plan.

(f)	“Bank” means Bank of Montreal and its successors.

(g)	“Bank Affiliate” means, with respect to any Eligible Employee who is:

(i)

subject to taxation solely under the Income Tax Act (Canada), any entity which is related or associated to the Bank, or any entity that is a member of a group of entities that do not deal at arm’s length with the Bank, notwithstanding that they may not be related or associated for the purposes of such Act, where the terms “related”, “associated” and “arm’s length” have the meaning ascribed to such terms pursuant to subsection 251(2), 256(1) and 251(1), respectively, of such Act;

(ii)	subject to taxation solely under U.S. tax laws, any entity that must be aggregated with the Bank under Code section 409A; and

(iii)	subject to taxation under both U.S. tax laws and the Income Tax Act (Canada), any entity included in either (i) or (ii) above.

(h)	“Board” means the Board of Directors of the Bank.

(i)	“Canadian Tax Rules” means paragraph 6801(d) of the regulations to the Income Tax Act (Canada) and the related administrative policies and assessing practices of the Canada Revenue Agency.

(j)

“Cause” means “cause” as defined in the Participant’s written employment agreement with the Bank or an Affiliate of the Bank, or if such term is not defined or if the Participant has not entered into such an employment agreement with the Bank or an Affiliate of the Bank, then as such term is defined by applicable law or, if not so defined, such term shall refer to circumstances where an employer can terminate an individual’s employment without notice or pay in lieu of notice; provided, however, that for U.S. Taxfilers, such circumstances shall be limited to those following the Participant’s engagement in any misconduct, dishonesty, insubordination or other act adversely affecting the goodwill of the Bank or an Affiliate of the Bank, or adversely affecting the Bank’s or an Affiliate of the Bank’s relationships with their customers or employees, including without limitation, the Participant’s conviction of a felony or crime of moral turpitude.

(k)	“CEO” means the Chief Executive Officer of the Bank.

(l)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(m)	“Committee” means the Human Resources Committee of the Board of Directors of the Bank, or such other persons designated by the Bank’s Board of Directors.

(n)	“Common Share” means a common share of the Bank or, in the event of an adjustment contemplated by Section 5.1 such other number or type of securities as the Committee may determine.

(o)	“Deadline” has the meaning given in Section 4.2.

(p)

“Designated Officer” means (a) Senior Executives as that term is defined in the Committee’s Charter other than the CEO and (b) such other officers, or category of other officers, of the Bank and its Affiliates as determined by the Committee from time to time for purposes of the Plan.

(q)	“Dividend Equivalents” means the number of full or fractional DSUs credited to the Participant’s Account in accordance with Section 3.6.

(r)	“DSU” or “Deferred Share Unit” means a bookkeeping entry equivalent in value to a Common Share, credited to a Participant in accordance with the Plan.

(s)	“Deferral DSUs” means DSUs awarded to an Eligible Employee pursuant to Section 3.1 (Deferral of Variable Incentive Compensation) in accordance with the terms set out in an Election.

(t)	“Discretionary DSUs” has the meaning given to it in Section 3.2 (Discretionary DSUs) and in accordance with the terms set out in an Acknowledgment.

(u)

“Election” means, with respect to an award of Deferral DSUs, the election in the form established by the Administrator or his or her delegate(s) from time to time, to be completed and submitted by the Eligible Employee pursuant to Section 3.1.

(v)

“Eligible Employee” means (i) the CEO if approved by the Board in its sole discretion, (ii) a Designated Officer if approved by the Committee in its sole discretion and (iii) any other employee of the Bank or an Affiliate of the Bank approved by the Administrator in his or her sole discretion provided that such employee is within the categories of employees of the Bank and its Affiliates that have been approved by the Committee as eligible to participate in the Plan.

(w)	“Grant” means a grant of Deferral DSUs and/or Discretionary DSUs, together with any Dividend Equivalents earned thereon.

(x)

“Participant” means an Eligible Employee who has been credited with Deferred Share Units pursuant to Section 3.1 and/or 3.2. An Eligible Employee who has been credited with Deferred Share Units shall remain a Participant in the Plan with respect to any Deferred Share Units credited to him or her under Section 3.1 and/or 3.2 until the time that all such Deferred Share Units have vested and been redeemed, forfeited or cancelled under the terms of the Plan.

(y)	“Performance Period” means a fiscal year of the Bank and/or a period defined by the Administrator for purpose of Variable Incentive Compensation, as outlined in the Election or Acknowledgment.

(z)	“Plan” means Bank of Montreal Omnibus Deferred Share Unit Plan.

(aa)

“Redemption Date” means the date on which the Deferred Share Units in a Participant’s Account are valued for redemption and are thereafter payable to a Participant or his or her beneficiary or legal representative, as applicable, in accordance with Section 4.2.

(bb)	“Retire” means termination of employment of the Participant from active employment with the Bank and its Affiliates (other than for Cause) as set out below:

(i)	if the Participant is a US Taxfiler, the Participant has reached the age 55 and has completed at least 10 continuous years of service with the Bank;

(ii)	if the Participant is not a US Taxfiler, the Participant has reached the age of 55 and has completed at least 3 continuous years of service with the Bank; or

(iii)

the Participant who is deemed to be Retired by (i) the Board in its sole discretion, (ii) by the Committee in its sole discretion with respect to any Participant or categories of Participants other than the CEO and (iii) the Administrator in his or her sole discretion with respect to any Participant other than the CEO or a Designated Officer;

provided that, solely in the case of the CEO and the Designated Officers, such term shall have the meaning as may be set out in any written employment agreement the CEO or Designated Officer may have with the Bank or an Affiliate of the Bank;

and “Retirement” shall have a similar meaning.

(cc)

“Separation” means, with respect to a Participant, the Retirement or other cessation (other than by reason of the Participant’s death) of employment or service on the Board of the Bank and any Bank Affiliate. Separation Date has the meaning given to it in Section 4.4(e).

(dd)	“US Taxfiler” shall have the meaning given to it in Exhibit A.

(ee)

“Valuation Date” means the date or dates specified in the Election or Acknowledgment as the date(s) on which all or part of a Grant shall be valued and thereafter credited to the Participant’s Account.

(ff)	“Value” of a Deferred Share Unit at any particular date means the amount determined pursuant to Section 3.4, except as otherwise provided in Exhibit A.

(gg)

“Variable Incentive Compensation” means a short term incentive award, commission or other variable monetary award that is contingent on discretion, performance or results achieved, as the Committee determines is eligible for the Plan.

Article 3

GRANTS

3.1	Deferral of Variable Incentive Compensation.

(a)	Required Deferral of Variable Incentive Compensation

The Committee may determine prior to the commencement of any Performance Period that all or a specified percentage (up to 100%) of an Eligible Employee’s Variable Incentive Compensation in respect of such Performance Period shall be paid in the form of Deferred Share Units, as the Administrator may specify in the Election. Any such determination by the Committee shall be irrevocable and binding, as to both the Eligible Employee and the Bank.

(b)	Voluntary Deferral of Variable Incentive Compensation

Each Eligible Employee may elect to participate in the Plan for a Performance Period by specifying a percentage (from zero to 100%) of his or her Variable Incentive Compensation in respect of the Performance Period to be paid in the form of Deferred Share Units; provided that (i) if the Committee has made a determination under Subsection 3.1(a), any lower percentage specified by the Eligible Employee shall be disregarded; and (ii) the total Value of the Deferred Share Units credited to the Participant’s Account on the Valuation Date(s) cannot exceed such amounts, if any, as the Administrator may specify in the Election.

(c)	Election Procedures

An Election shall be made in accordance with the procedures established by the Administrator from time to time, and before the commencement of the applicable Performance Period. The Administrator may establish different procedures for different jurisdictions in order to address applicable local legal and tax considerations. Any Election under Section 3.1 shall be irrevocable and binding on both the Eligible Employee and the Bank.

(d)	Vesting

Deferred Share Units credited in accordance with this Section 3.1 will be fully vested upon being credited to a Participant’s Account.

3.2	Discretionary Deferred Share Units

(a)	Discretionary DSUs

The Board, the Committee, the CEO, the Plan Administrator or an officer of the Bank whom the CEO designates may, from time to time, make a discretionary award of Deferred Share Units to any Eligible Employee separate from, and in addition to, any Deferred Share Units credited pursuant to Section 3.1 on such terms and conditions as the Board, the Committee, the CEO, the Plan Administrator or the CEO’s delegate or designate may prescribe (such Deferred Share Units, “Discretionary DSUs”). An award of Discretionary DSUs pursuant to this Section 3.2 and the terms and conditions thereof shall be outlined in an Acknowledgment. Except as otherwise expressly provided in the Acknowledgment, the provisions of this Plan shall apply to such Discretionary DSUs. In the event of a conflict between the terms and conditions of any Discretionary DSUs and the terms and conditions of a written employment agreement between the Participant and the Bank or an Affiliate of the Bank, the terms and conditions of the Discretionary DSUs shall govern to the extent of such conflict.

(b)	Acknowledgement Procedures

Awards of Discretionary DSUs to Eligible Employees are conditional upon the completion and submission of an Acknowledgement within the time period specified in the Acknowledgement. If the Acknowledgement is not so submitted within the specified time period, the Plan Administrator may within 120 days of the date the Eligible Employee receives advice of his or her Discretionary DSUs revoke the crediting of DSUs to the Eligible Employee’s Account and the Discretionary DSUs shall be cancelled.

(c)	Acknowledgment of Discretionary DSUs

By accepting an award of Discretionary DSUs, the Participant acknowledges and agrees that:

(i)

the Discretionary DSUs are awarded voluntarily by the Bank, are discretionary in nature, and may be modified, suspended, or terminated by the Bank at any time and do not create any contractual or other right to receive future awards or cash or benefits in lieu thereof, even if such awards have been made repeatedly in the past;

(ii)

such Discretionary DSUs are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Bank or the Participant’s employer which are outside the scope of the Participant’s employment contract, if any, and employment;

(iii)

such Discretionary DSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, vacation pay, pension or retirement benefits or welfare benefits or similar payments;

(iv)

in consideration of the award of Discretionary DSUs, no claim or entitlement to compensation or damages arises from forfeiture or cancellation of the Deferred Share Units resulting from Participant’s termination for cause and the Participant irrevocably releases the Bank and the Participant’s employer from any such claim that may arise; and if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this award of Discretionary DSUs, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue and enforce such claim.

(d)	Vesting of Discretionary DSUs

Discretionary DSUs will vest in accordance with the Acknowledgment. Dividend Equivalents credited to a Participant’s Account pursuant to Section 3.6 shall vest in the same manner in proportion to the underlying Deferred Share Units to which such Dividend Equivalents relate. Except as otherwise specified in the Acknowledgment:

(i)

if, while employed by the Bank or an Affiliate of the Bank, a Participant either (i) Retires from employment with the Bank or its Affiliate; or (ii) dies; or (iii) becomes eligible for long-term disability benefits under the terms of the long-term disability plan sponsored by the Bank or an Affiliate of the Bank applicable to the Participant, before the Discretionary DSUs are vested or are forfeited or cancelled pursuant to any other provision of the Plan, such unvested Deferred Share Units shall accelerate and immediately vest; and

(ii)

where a Participant’s employment with the Bank or an Affiliate of the Bank is terminated as a result of a divestiture of a business unit (including a divestiture by sale, closure or outsourcing) of the Bank or an Affiliate of the Bank the Board, in respect of the CEO, the Committee, in respect of a Designated Officer, and the Administrator, in respect of a Participant other than the CEO or a Designated Officer, shall determine in its sole discretion whether:

a.

to terminate the Participant’s Discretionary DSUs if the purchaser of the business unit or an Affiliate of the purchaser offers to grant or issue to the Participant awards, rights or securities in the purchaser or an Affiliate of the purchaser which comprise reasonably equivalent (or greater) value, and the same time or times for payment, as the Discretionary DSUs held by the Participant, as determined by Board, Committee or Administrator, as applicable, in its discretion;

b.	to accelerate vesting of all or a portion of the then unvested Discretionary DSUs; and/or

c.

permit continued vesting of all or a portion of the unvested Discretionary DSUs subject to such terms and conditions (including vesting) as may be determined by the Board, in respect of the CEO, the Committee, in respect of a Designated Officer, and the Administrator, in respect of a Participant other than the CEO or a Designated Officer;

provided that, if such Participant is not offered a position as an employee, officer or director with the Bank or an Affiliate of the Bank or with the person to whom the divestiture is made or any Affiliate of such person, and no discretion is exercised under Subsection 3.2(c), then the provisions of Section 4.4 shall apply.

For greater certainty, notwithstanding the vesting of Discretionary DSUs, the Participant cannot redeem such DSUs except as provided in Article 4.

(e)	Forfeiture of Grant of Discretionary DSUs

Except as otherwise determined by the Committee or the Administrator and set out in the Acknowledgment, on the Separation Date a Participant shall forfeit Discretionary DSUs credited to the Participant’s Account, together with any Dividend Equivalents credited in respect thereof, if the Participant:

(i)	before vesting of the Discretionary DSUs, (a) voluntarily terminates his or her employment other than by reason of Retirement, (b) is terminated without Cause or (c) is terminated with Cause.

(ii)	after vesting of the Discretionary DSUs made from and after December 2013, is terminated with Cause.

(f)	Discretion to Make Adjustments

For Discretionary DSUs awarded from and after December, 2013, the Committee, in respect of a Participant other than the CEO, and the Board, in respect of the CEO, may in its absolute and uncontrolled discretion, at any time after such Discretionary DSUs are awarded to a Participant and prior to payment in respect of such

Discretionary DSUs, reduce the number of Deferred Share Units (including any related Dividend Equivalents), including reducing the number of Deferred Share Units (including any Dividend Equivalents) relating thereto to zero, to take into consideration risk and other factors.

(g)	Financial Restatement

For Discretionary DSUs awarded from and after December, 2013, in addition to recoupment required, whether directly or indirectly, under any law, by any regulatory body or pursuant to any regulatory requirement, or as may be specified in the Participant’s Acknowledgment, in the event that there is a restatement of the Bank’s quarterly or annual financial statements, adjustments may be made, as may be determined (a) with respect to the CEO, by the Board, and (b) with respect to Participants other than the CEO, by the Committee, to (i) reduce the number of Deferred Share Units (including any Dividend Equivalents) in each Grant relating to or made in the fiscal year for which the Bank’s annual financial statements have been restated, or containing the fiscal quarter for which the Bank’s quarterly financial statements have been restated, and/or (ii) adjust the vesting.

3.3	Credit of Deferred Share Units.

The number of Deferred Share Units (including fractional Deferred Share Units) to be credited as of a Valuation Date shall be determined by dividing the amount of the Participant’s Variable Incentive Compensation to be deferred into Deferral DSUs and/or the dollar value of Discretionary DSUs awarded to the Participant, as applicable, by the Value of a Deferred Share Unit as determined in accordance with Section 3.4 below.

3.4	Value of a Deferred Share Unit

(a)

Crediting Value: Except as provided in Section 3.6, the Value of a Deferred Share Unit at the date of crediting to a Participant’s Account shall be equal to the average of the closing prices for Common Shares on the Toronto Stock Exchange on the ten trading days immediately prior to and not including the Valuation Date(s).

(b)

Redemption Value: The Value of a Deferred Share Unit on any Redemption Date(s) shall be equal to the closing price of a Common Share on the Toronto Stock Exchange on the Redemption Date(s), except as set forth in Exhibit A.

3.5	Currency

Unless otherwise specified in an Acknowledgment, all amounts paid or values to be determined under the Plan shall be in Canadian dollars. If a Grant occurs or DSUs are to be paid out in a currency other than Canadian dollars, unless otherwise specified in the Acknowledgment or Election, as applicable, payment will be converted from or to Canadian dollars at the noon rate of exchange quoted by the

Bank of Canada on the day prior to the Redemption Date, Valuation Date or the prior trading day if the Redemption Date or the Valuation Date is not a trading day.

3.6	Credit of Dividend Equivalents

(a)

A Participant’s Account shall be credited with Dividend Equivalents in the form of additional Deferred Share Units (or fractions thereof) equivalent in value (as calculated pursuant to paragraph (b) of this Section) to ordinary course cash dividends declared and paid on Common Shares, effective on the record date for the payment of such dividends, as if the Participant’s Deferred Share Units on such record date prior to the crediting of such Dividend Equivalents were Common Shares held by the Participant on such record date.

(b)

The number of additional Deferred Share Units (or fractions thereof) to be credited pursuant to paragraph (a) of this Section shall be calculated by dividing (i) the actual amount of dividends that would have been received by the Participant if the Participant’s Deferred Share Units on such record date prior to the crediting of such additional Deferred Share Units (or fractions thereof) were Common Shares held by the Participant on such record date by (ii) the average of the closing prices for Common Shares on the Toronto Stock Exchange on the ten (10) trading days immediately prior to the date on which such dividends are declared on the Common Shares.

(c)

For the avoidance of doubt, no Dividend Equivalents will be credited pursuant to paragraph (a) of this Section to a Participant’s Account in relation to Deferred Share Units that have been redeemed, forfeited or cancelled before the applicable record date.

Article 4

REDEMPTION AND FORFEITURE

4.1	Redemption of Units

Subject to applicable law, the provisions of Section 3.1 and 3.2 and the terms of any Acknowledgment or Election, as applicable, except as otherwise outlined in Exhibit A, vested Deferred Share Units will be redeemable and the total Value of the Deferred Share Units redeemed shall be payable in cash by the Bank or a Bank Affiliate in accordance with the applicable provisions of this Article 4 after the Participant’s death or Separation. The Participant or, in the case of the Participant’s death, his or her legal representative, will redeem the Deferred Share Units by filing a notice of redemption in a form approved by the Administrator with the Compensation Operations and Equity Services Department of the Bank.

4.2	Redemption Date

Except as otherwise provided in Exhibit A, the Redemption Date shall be the date a notice of redemption is so received in a form established by the Administrator or the next business day if the notice is received after 4:00 p.m., or such later date as may be specified in the notice of redemption. In no event will the Redemption Date be later than December 1st of the first calendar year (the “Deadline”) that begins after the date of the Participant’s Separation or death and in no event shall payment be made later than December 31st of that calendar year.

4.3	Partial Redemption

Except as otherwise provided in Exhibit A, a Participant and, in the case of such Participant’s death, the Participant’s legal representative, may redeem Deferred Share Units in tranches, as specified in the Participant’s Election or Acknowledgment established by the Administrator.

4.4	Redemption Notice(s) (Except as Otherwise Provided in Exhibit A)

(a)	Retirement and Termination without Cause

A Participant must file a notice(s) of redemption in a form established by the Administrator before the Deadline following the Participant’s Separation Date by reason of Retirement or the termination of the Participant’s employment without Cause, provided that in no event shall payment(s) take place later than December 31st of the year following the Participant’s Separation Date. If the Participant fails to file a notice of redemption before the Deadline, the Participant shall be deemed to have filed a notice of redemption on that Deadline, in which case the Redemption Date is deemed to be that Deadline and the total Value of the Deferred Share Units so redeemed will be paid to the Participant no later than December 31st of the year following the year of Separation Date.

(b)	Termination with Cause or Resignation

A Participant, whose employment was terminated with Cause or by resignation, must file a notice of redemption, in a form established by the Administrator, no later than the 60th day after his or her Separation Date. If the Participant fails to file such notice of redemption on or before that date, the Participant shall be deemed to have filed on that date a notice of redemption and the 60th day after the Participant’s Separation Date shall be deemed to be the Redemption Date.

(c)	Death

(i)

If the Participant dies before Separation, the Participant’s legal representative will file a notice of redemption, in a form established by the Administrator, no later than the Deadline following the Participant’s death. If the Participant’s legal representative as the case may be fails to file a notice of redemption by the Deadline, the legal representative as the case may be shall be deemed to have filed on the Deadline a notice of redemption for all such Participant’s Deferred Share Units, and that Deadline is deemed to be the Redemption Date.

(ii)

If a Participant dies after Separation but before filing a notice of redemption, Subsections 4.4(a), (b), and (d) hereof, as the case may be, shall apply by applying the Subsection related to the first occurring termination event, with such modifications as the circumstances require. The notice(s) of redemption shall be filed by the Participant’s legal representative.

(d)	Payment Form

The total Value of the Deferred Share Units redeemed by or in respect of a Participant under this Section determined in accordance with Section 3.4 as at the Redemption Date(s) will be paid net of any Applicable Withholding Taxes to the Participant, or in the event of the Participant’s death, to his legal representative, in the form of cash. Except as otherwise outlined in Exhibit A, the Bank shall make such payment within 30 days after the Redemption Date(s).

(e)	Separation Date

For the purposes of the Plan, the “Separation Date” means the effective date of termination of the Participant’s employment for the purposes of the Plan as determined (a) with respect to the CEO, by the Board, (b) with respect to the Administrator, by the CEO, and (c) with respect to any other Participant, by the Administrator; provided that:

(i)

if the employment of a Participant is terminated without Cause by the Bank or an Affiliate of the Bank, the “Separation Date” shall not be earlier than the last day of any minimum statutory notice period, if any, applicable to the Participant pursuant to applicable employment standards legislation;

(ii)	if the employment of a Participant is terminated due to resignation, the “Separation Date” shall not be earlier than the date notice of resignation was given; and

(iii)	the “Separation Date” shall in no case be earlier than the Participant’s last day of active employment with the Bank or its Affiliate.

Such determination may be made without extension by or consideration of any period of reasonable notice of termination of employment under contract, common law, or any policy or practice of the Bank or a Bank Affiliate, even if it is determined that such notice was required for the lawful termination of employment, and no Participant shall be entitled to any severance pay or other damages in respect of any Grant pursuant to the Plan during such period of reasonable notice of termination.

Article 5

REORGANIZATION

5.1	Adjustments and Reorganizations

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of Bank assets to shareholders, or any other change affecting shares, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change, shall be made with respect to the number of Deferred Share Units outstanding under the Plan. In the event the Bank is not the surviving entity of a merger, consolidation or amalgamation with another entity, or in the event of liquidation or reorganization and in the absence of any surviving entity’s assumption of outstanding Deferred Share Units under the Plan, the Plan shall be amended to an alternative arrangement provided that no such amendment shall, in the opinion of the Committee, adversely affect the interests of Participants or cause Deferred Share Units held for Participants at the time of such amendment to be converted to an arrangement that is of less than comparable value to the Participants. No adjustment or amendment under this Article 5 shall affect the timing of any redemptions under the Plan or the timing or form of any payments under the Plan.

Article 6

GENERAL

6.1	Statutory References

A reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute, rule or regulation which amends, supplements or supersedes any such statute or any such rule or regulation.

6.2	Certain Rules of Interpretation

(a)	Words importing the singular meaning shall include the plural and vice versa, and words importing the masculine shall include the feminine and neuter genders.

(b)	Unless otherwise specified in a specific Plan provision, any reference to “days” means calendar days, not business days.

(c)

Whenever the Board, the Committee, the CEO, the Administrator or any delegate or designate of any of the foregoing is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” means the sole and absolute discretion of the Board, the Committee, the CEO, the Administrator or the delegate or designate, as the case may be.

(d)	As used herein, the terms “Article”, “Section” and “Subsection” mean and refer to the specified Article, Section or Subsection of this Plan.

(e)	Any exhibits constitute part of this Plan.

6.3	Transferability of Grants

Deferred Share Units shall not be subject to anticipation, alienation, sale, pledge, encumbrance, attachment, or garnishment and shall not be transferable or assignable other than by will or the laws of succession.

6.4	No Right to Future Grants

All decisions with respect to future Grants (other than pursuant to Section 3.6), if any, will be at the sole discretion of the Bank.

6.5	Participation is Voluntary: No Right to Employment

Participants are not induced to participate in the Plan by expectation of employment or continued employment with the Bank or any Bank Affiliate and participation shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. Neither participation in the Plan nor any action under the Plan shall be construed to give any Participant a right to be retained in the employment of the Bank or of any Bank Affiliate.

6.6	Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded and any obligation to make a payment in the future upon redemption of Deferred Share Units will remain an unfunded liability recorded on the books of the applicable employer to whom services were provided by the Participant in respect of which Deferred Share Units were credited. To the extent any person holds any rights by virtue of an award under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured creditor of the applicable employer.

6.7	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Bank and a Participant, including without limitation, the Participant’s beneficiary or legal representative, the estate of such Participant and the executor, administrator or trustee of such estate, or a receiver or trustee in bankruptcy or representative of the Participant’s creditors.

6.8	Administration

The Plan shall be administered by the Administrator. The Administrator is authorized to interpret the Plan, to establish any rules and regulations relating to the Plan that are not inconsistent with the Plan, to amend or rescind any such rules and regulations from time to time, and to make any other determinations that the Administrator deems necessary or desirable for the administration of the Plan.

6.9	Delegation

(a)

The Board may, from time to time, delegate all or any of the powers of the Board under the Plan, including the power to sub-delegate to any other specified officer of the Bank, to the Committee, the CEO or the Administrator. In such event, the Committee, CEO or the Administrator, as applicable, or their delegate will exercise the powers delegated by the Board in the manner and on the terms authorized by the Board. Any decision made or action taken by the Committee, CEO or Administrator, as applicable, or their delegate arising out of or in connection with the administration or interpretation of this Plan in this context is final, binding and conclusive on the Bank and its Affiliates, the Participants and all other persons.

(b)

The Committee may, from time to time, delegate to the CEO or the Administrator all or any of the powers of the Committee under the Plan, including the power to sub-delegate to any other specified officer of the Bank all or any of the powers delegated by the Committee. In such event, the CEO, the Administrator or their delegate will exercise the powers delegated by the Committee in the manner and on the terms authorized by the Committee. Any decision made or action taken by the CEO, the Administrator or their delegate arising out of or in connection with the administration or interpretation of this Plan in this context is final, binding and conclusive on the Bank and its Affiliates, the Participants and all other persons.

(c)

The CEO may, from time to time, delegate to the Administrator all or any of the powers of the CEO under the Plan, with respect to persons who are not the CEO or current or former Designated Officers, including the power to sub-delegate to any other specified officer of the Bank all or any of the powers delegated by the CEO. In such event, their delegate will exercise the powers delegated by the CEO or, if applicable, the Administrator, in the manner and on the terms authorized by the CEO. Any decision made or action taken by the Administrator or their delegate arising out of or in connection with the administration or interpretation of this Plan in this context is final, binding and conclusive on the Bank and its Affiliates, the Participants and all other persons.

6.10	Plan Amendment

(a)	The Administrator may amend the Plan and the terms of any Election or Acknowledgment:

(i)	as required to conform to applicable laws and regulations (and interpretations thereof published by the relevant governmental authority, including applicable tax laws) and Section 409A;

(ii)

in order to better administer the Plan (for example, to specify that certain terms and conditions of a Grant shall be set out in an Election or Acknowledgment rather than the Plan and vice versa), except to the extent any such authority is delegated to the Committee pursuant to its committee charter, and, in such circumstances, the Committee shall have such authority in place of the Administrator; and

(iii)	to correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent deemed necessary or desirable.

(b)

The Administrator may amend the terms of any Election or Acknowledgment other than an Election or Acknowledgment of a Grant to the CEO or a Designated Officer, which the Administrator deems necessary or desirable.

(c)

The Committee may make other amendments to the Plan and the terms of any Election or Acknowledgment as it deems necessary or desirable; provided that any amendment affecting an outstanding Grant held by the CEO shall require approval by the Board.

(d)

Notwithstanding Subsections 6.10(a)(ii) and (iii), except as required to conform to applicable laws (including applicable tax laws and 409A), no amendment pursuant to Subsections 6.10(a), (b) or (c) shall be made without the consent of an affected Participant if, in the opinion of the Administrator or Committee, as applicable, the amendment would materially adversely affect the interests of the Participant with respect to Deferred Share Units then credited to the Participant’s Account.

6.11	Plan Termination

The Committee may terminate the Plan at any time. However, if so terminated, Deferred Share Units then credited to a Participant’s Account that have not been redeemed, forfeited or cancelled shall remain outstanding and in effect in accordance with their applicable terms and conditions.

6.12	Value of Deferred Share Units Not Guaranteed

The Value of a Deferred Share Unit is based on the price of a Common Share and is thus not guaranteed. The Value of a Deferred Share Unit at the time it is redeemed may be higher or lower than its Value at the time any Election is made or it is credited to a Participant’s Account under the Plan. No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the Value of a Deferred Share Unit, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

6.13	Determination of Value if Common Shares Not Publicly Traded

Should Common Shares no longer be publicly traded at any time, the Value of a Deferred Share Unit shall be determined by the Committee using a reasonable valuation method.

6.14	No Advice on Deferred Share Units

The Bank is not providing any tax, legal, or financial advice, nor is the Bank making any recommendations regarding the Deferred Share Units. The Participant is hereby advised to consult with his or her personal tax, legal, and financial advisors regarding the awards before taking any action in relation thereto. The Participant is solely responsible to investigate and comply with any exchange control laws applicable to the Participant in connection with the grant and redemption and any payments pursuant to the Deferred Share Units.

6.15	Final Determination

Any determination or decision by or opinion of the Committee, the CEO, or the Administrator or any of their respective delegates or designates made or held pursuant to the terms of the Plan shall be final, conclusive and binding on all parties concerned. Any such determination need not be uniform and may be made selectively among persons who receive or are eligible to receive Deferred Share Units under the Plan (whether or not such persons are similarly situated). All rights, entitlements and obligations of Participants under the Plan are set forth in the terms of the Plan, any written notice from the Administrator and the relevant Acknowledgment or Election and cannot be modified by any other documents, statements or communications, except by amendments pursuant to Section 6.8.

6.16	Tax Matters and Withholding

Regardless of any action that the Bank or any applicable Bank Affiliate takes with respect to Applicable Withholding Taxes, the Participant acknowledges that the ultimate liability for all Applicable Withholding Taxes legally due by the Participant is and remains Participant’s responsibility and may exceed the amount actually withheld by the Bank or the Bank Affiliate. The Participant further acknowledge that the Bank and/or the Bank Affiliate (i) make no representations or undertakings regarding the treatment of any Applicable Withholding Taxes in connection with any aspect of the awards, including the grant, vesting or redemption of the awards; and (ii) do not commit to structure the terms of the awards or any aspect of the awards to reduce or eliminate Participant’s liability for Applicable Withholding Taxes or to achieve any particular tax result. Prior to any relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Bank and/or the Bank Affiliate to satisfy all Applicable Withholding Taxes. In this regard, Participant authorizes the Bank and/or the Bank Affiliate to withhold all Applicable Withholding Taxes legally payable by Participant from wages or other cash compensation paid to Participant by Bank and/or the Bank Affiliate.

6.17	Governing Law

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

6.18	Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan without invalidating the remaining provisions of the Plan.

6.19	Electronic Delivery

By participating in the Plan or accepting the Deferred Share Units awarded under it, each Participant consents and agrees (a) to electronic delivery of any documents that the Bank may elect to deliver (including, but not limited to, Plan documents, grant or award notifications, notices, deferral elections and agreements, and all other forms of communications) in connection with any Grant; (b) that any and all procedures the Bank has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Bank may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature; and (c) that any such procedures and delivery may be affected by a third party engaged by the Bank to provide administrative services related to the Plan.

6.20	Country Specific Provisions

(a)

Notwithstanding any provisions in this Plan, the Deferred Share Units shall be subject to any special terms and conditions set forth in Exhibit A to this Plan for the applicable country, and the provisions of Exhibit A shall govern in the event of any conflict between the provisions of Exhibit A and any other terms of a Grant, whether elsewhere in the Plan, in any Election or Acknowledgment or otherwise. Moreover, if the Participant relocates to one of the countries included in Exhibit A, the special terms and conditions for such country will apply to the Participant to the extent that the Bank determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of Grants. Exhibit A constitutes part of this Plan.

(b)

If the Participant moves to any other country, additional terms and conditions may apply to Grants. The Bank reserves the right to impose other requirements on Grants to the extent the Bank determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

6.21	Consent to Data Transfer

By participating in the Plan, the Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among, as applicable, the Participant’s employer, and the Bank and/or its Bank Affiliates for the exclusive purpose of implementing, administering and managing Grants. The Participant understands that the Bank and the Participant’s employer holds certain personal information, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Bank, details of any Grants, for the purpose of implementing, administering and managing such Grants (the “Data”). The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of Grants, including the Custodian, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections from the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grants. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage Grants. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect the Participant’s ability to benefit from Grants. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the applicable local human resources representative. Finally, upon request of the Bank or Affiliate that the Bank that employs the Eligible Employee, the Eligible Employee agrees to provide an executed data privacy consent form (or any other agreement or consent that may be required by the Bank and/or the Affiliate) to the Bank and/or the Affiliate that the Bank and/or Affiliate may deem necessary to obtain from the Eligible Employee for the purpose of administering his or her participation in the Plan in compliance with the data privacy laws in the Eligible Employee’s country, either now or in the future. The Eligible Employee understands and agrees that he or she will not be able to participate in the Plan if the Eligible Employee fails to provide any such requested consent or agreement.

EXHIBIT A

COUNTRY SPECIFIC PROVISIONS FOR DEFERRED SHARE UNITS

This Exhibit A includes an itemization of any special terms applicable in each country set forth below. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan. This Exhibit A constitutes part of the Plan and all Plan provisions apply to this Exhibit A, with the exceptions indicated below.

US Taxfilers

“Specified Employee” means a Participant who is a “specified employee” under Code section 409A(a)(2)(B)(i) as determined by the Bank in accordance with the rules and regulations promulgated under such section.

“Termination of Employment” means, with respect to a Participant, such Participant’s separation from service, within the meaning of Code section 409A(a)(2)(A)(i), from the Bank and any entity that is aggregated with the Bank under Code section 409A.

“US Taxfiler” mean a Participant who is a U.S. citizen, U.S. permanent resident or U.S. tax resident for the purposes of the Code or a Participant for whom the award or deferral or redemption of Deferred Share Units under this Plan would otherwise be subject to U.S. taxation under the Code. A Participant shall be a US Taxfiler solely to the extent that, and with respect solely to, his or her Deferred Share Units that are subject to U.S. taxation under the Code.

1.	Redemption of Units

Subject to the provisions of Section 3.2 of the Plan and the terms of any Grants made thereunder, Deferred Share Units will be redeemable for a US Taxfiler and the total Value thereof payable under the provisions of this Exhibit after the US Taxfiler has a Termination of Employment or dies.

2.	Payment Form

The total Value of the Deferred Share Units redeemed under this Exhibit and determined in accordance with Section 4 of this Exhibit as at the Redemption Date will be paid net of any applicable withholdings to the US Taxfiler, or in the event of the US Taxfiler’s death, his beneficiary or legal representative, in a single-sum cash payment. No partial redemption is allowed.

3.	Redemption Date and Payment Date

(a)

Redemption Date for U.S. Taxfilers. Subject to subsection 3(c) of this Exhibit, if a Participant has a Termination of Employment or dies before Termination of Employment, the Redemption Date for purposes of determining the Value of a Deferred Share Unit is deemed to be the 30th day following such U.S. Taxfiler’s

Termination of Employment, or death or if such day is not a business day, then the business day immediately prior to such 30th day.

(b)

Payment Date for U.S. Taxfilers. All amounts payable to a US Taxfiler who has had a Termination of Employment shall be paid within 30 days after the Redemption Date determined pursuant to subsection 3(a), or subsection 3(c) of this Exhibit, as applicable.

All amounts payable to a beneficiary or legal representative of a US Taxfiler who has died shall be paid no later than the last day of the US Taxfiler’s taxable year that includes the date of such death or, if later, the 15th day of the third calendar month that begins after the date of such death.

(c)

Six-Month Delay for Specified Employees. Notwithstanding anything to the contrary in this Exhibit, if a US Taxfiler who is a Specified Employee has a Termination of Employment, the Redemption Date shall be the date that is six months after the date of such US Taxfiler’s Termination of Employment.

4.	Valuation

The Value of a Deferred Share Unit for purposes of calculating the amount of payment shall be equal to the average of the closing prices for a Common Share on the Toronto Stock Exchange on the ten trading days immediately prior to and not including the Redemption Date.

5.	Plan Interpretation and Compliance with Canadian Tax Rules for Dual Taxpayers

To the extent Code section 409A applies to the Plan, the terms of the Plan are intended to comply with Code section 409A and shall be interpreted and administered in accordance therewith. To the extent that an Eligible Employee is subject to taxation also under the Income Tax Act (Canada) due to his/her residency or employment duties, the terms of the Plan are also intended to comply with the Canadian Tax Rules and the terms of the Plan shall be interpreted and administered so as to comply simultaneously with the requirements of the Canadian Tax Rules and Code section 409A.

If redemption and payment otherwise would be required to be made pursuant to this Exhibit at a time when payment is not permitted to be made in accordance with the Canadian Tax Rules to the extent the Canadian Tax Rules are applicable, then, notwithstanding any other provision of this Exhibit, such payment shall be made to a trustee to be held in trust for the benefit of the US Taxfiler in a manner that causes the payment to be included in the US Taxfiler Participant’s income under the Code and does not violate the Canadian Tax Rules, provided that if the Administrator determines that payment may be made to the US Taxfiler in some other manner and/or time which complies simultaneously with the U.S. tax requirements of US Taxfiler and the Canadian Tax Rules, then the Administrator may direct that such payment be paid in such manner and/or at such time.

6.	Prohibition on Becoming an Independent Contractor

Following a cessation of employment with the Bank and all Bank Affiliates, a US Taxfiler who is subject to the Canadian Tax Rules is prohibited from providing services to the Bank and any Bank Affiliate as an independent contractor for a period that does not end before the end of the calendar year that begins after such cessation of employment.

7.	Payment Provisions for Grandfathered US Tax Filers

With respect to Deferred Share Units credited to, and vested in, a US Taxfiler’s account prior to December 31, 2004 (“Grandfathered DSUs”), the following payment provisions will apply notwithstanding anything to the contrary in section 3 of this Exhibit A:

Retirement of US Taxfiler with respect to Grandfathered DSUs.

(a)

If a US Taxfiler files a written notice of redemption at least six months prior to the date the Participant has retired from the Bank and all Bank Affiliates and has ceased service on the board of the Bank and all Bank Affiliates, such Participant may select a redemption date at any time following the date the Participant has retired from the Bank and all Bank Affiliates and has ceased service on the board of the Bank and all Bank Affiliates, provided that in no event may the redemption date be later than December 1st of the first calendar year that begins after such date, and in no event shall payment be made later than December 31st of the same year.

(b)

If a US Taxfiler fails to file a written notice of redemption at least six months prior to the date the Participant has retired from the Bank and all Bank Affiliates and has ceased service on the board of the Bank and all Bank Affiliates, the Participant shall, unless the date the Participant has retired from the Bank and all Bank Affiliates and has ceased service on the board of the Bank and all Bank Affiliates falls in December, file a written notice of redemption before December 1st of the calendar year in which such date falls, provided that in no event shall payment take place later than December 31st of the same year. If the US Taxfiler fails to file a written notice of redemption by December 1st, the Participant shall be deemed to have filed a written notice of redemption on December 1st of the calendar year in which the Participant has retired from the Bank and all Bank Affiliates and has ceased service on the board of the Bank and all Bank Affiliates specifying the redemption be done in the form of cash and December 1st of such year as the redemption date, in which case the total Value of the Deferred Share Units so redeemed will be paid to the Participant no later than December 31st of the same year.

(c)

If a US Taxfiler fails to file a written notice of redemption at least six months prior to the date the Participant has retired from the Bank and all Bank Affiliates and has ceased service on the board of the Bank and all Bank Affiliates and the date the Participant has retired from the Bank and all Bank Affiliates and has ceased service on the board of the Bank and all Bank Affiliates falls in December, the Participant shall file a written notice of redemption before January 1st of the first calendar year that begins after the date the Participant has retired from the Bank and all Bank Affiliates and has ceased service on the board of the Bank and all Bank Affiliates and provided that in no event may the redemption date be later than January 1st of that same year, and in no event shall payment be made later than January 31st of the same year. In such circumstances, if the Participant fails to file a written notice of redemption by January 1st, the Participant shall be deemed to have filed a written notice of redemption on January 1st of the first calendar year that begins after the date the Participant has retired from the Bank and all Bank Affiliates and has ceased service on the board of the Bank and all Bank Affiliates specifying the redemption be done in the form of cash and January 1st of such year as the redemption date, in which case the total Value of the Deferred Share Units so redeemed will be paid to the Participant no later than January 31st of the same year.

Termination of Employment of a US Taxfiler with respect to Grandfathered DSUs

(d)

If a US Taxfiler ceases to be employed by the Bank and all Bank Affiliates and has ceased service on the board of the Bank and all Bank Affiliates other than by reason of retirement or death, the Participant will, unless the date of such cessation falls in December, file a written notice of redemption no later than the business day prior to the 60th day after the date of such cessation provided that if the date of such cessation occurs in November, such notice shall be filed no later than the business day prior to December 31st of the calendar year in which the date of such cessation occurs. If the Participant fails to file a written notice of redemption by that date, the Participant shall be deemed to have filed on that date a written notice of redemption specifying the redemption be done in the form of cash and the earlier of the 60th day after the Participant’s cessation of employment and service or the business day prior to December 31st as the redemption date provided that payment shall be made no later than December 31st of the same year.

(e)

If the date of a US Taxfiler’s cessation of employment and service falls in December, the Participant shall file a written notice of redemption before January 1st of the first calendar year that begins at the date of such cessation and provided that in no event may the redemption date be later than January 1st of that same year and in no event shall payment be made later than January 31st of the same year. In such circumstances, if the Participant fails to file a written notice of redemption by January 1st, the Participant shall be deemed to have filed a written notice of redemption on January 1st of the first calendar year that begins after the Participant’s cessation of employment and service specifying the redemption be done in the form of cash and January 1st of such year as the redemption date, in which case the total Value of the Deferred Share Units so redeemed will be paid to the Participant no later than January 31st of the same year.

Death of US Taxfiler with respect to Grandfathered DSUs.

(f)

If the US Taxfiler dies before ceasing to be employed by the Bank and any Bank Affiliate, the beneficiary of the Deferred Share Units appointed in the Participant’s will or, in the absence of such beneficiary, the legal representative of the Participant’s estate will file a written notice of redemption no later than the business day prior to the 60th day after the date of the Participant’s death. If the beneficiary or legal representative as the case may be fails to file a written notice of redemption by that date, the beneficiary or legal representative as the case may be shall be deemed to have filed on that date a written notice of redemption for all such Participant’s Deferred Share Units specifying the redemption be done in the form of cash and the 60th day after the date of the Participant’s death as the redemption date. In such cases where the will has not been probated or other legal action is required to establish the beneficiary or legal representative, the Bank will retain the funds and credit interest on such funds from time to time at the Bank’s 1 year GIC rate until such time as it can legally pay such funds to the beneficiary or legal representative.

(g)

If a Participant dies after ceasing to be employed by the Bank and all Bank Affiliates and ceasing service on the board of the Bank and all Bank Affiliates but before filing a written notice of redemption, subparagraphs a), b), hereof, as the case may be, shall apply with such modifications as the circumstances require. The written notice(s) of redemption shall be filed by the beneficiary of the Deferred Share Units appointed in the Participant’s will or, in the absence of such beneficiary, the legal representative of the Participant’s estate. In such cases where the will has not been probated or other legal action is required to establish the beneficiary or legal representative, the Bank will retain the funds and credit interest on such funds from time to time at the Bank’s 1 year GIC rate until such time as it can legally pay such funds to the beneficiary or legal representative.

8.	Claim Procedure for Benefits

The Committee will endeavour to administer the Plan fairly and consistently and to pay all benefits to which Participants or beneficiaries are properly entitled. All claims for unpaid benefits should be made in writing to the Committee. The Committee may request additional information necessary to consider the claim further. If a claim is wholly or partially denied, the Committee will notify the claimant of the adverse decision within a reasonable period of time, but not later than ninety (90) days after receiving the claim, unless the Committee determines that special circumstances require an extension. In such case, a written extension notice shall be furnished before the end of the initial 90-day period. The extension cannot exceed ninety (90) days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the decision. The claim determination time frames begin when a claim is filed, without regard to whether all the information necessary to make a claim determination accompanies the filing. Any notice of denial shall include:

(a)	The specific reason or reasons for denial with reference to those specific Plan provisions on which the denial is based;

(b)	A description of any additional material or information necessary to perfect the claim and an explanation of why that material or information is necessary; and

(c)	A description of the Plan’s appeal procedures and time frames, including a statement of the claimant’s right to bring a civil action following an adverse decision on appeal.

A claimant, or a claimant’s authorized representative, may appeal a denied claim within sixty (60) days after receiving the Committee’s notice of denial. A claimant has the right to:

(d)	Submit to the Committee, for review, written comments, documents, records and other information relating to the claim;

(e)	Request, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim; and

(f)

A review on appeal that takes into account all comments, documents, records, and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial claim decision.

The Committee will make a full and fair review of the appeal and may require additional documents as it deems necessary in making such a review. A final decision on review shall be made within a reasonable period of time, but not later than sixty (60) days following receipt of the written request for review, unless the Committee determines that special circumstances require an extension. In such case, a written extension notice will be sent to the claimant before the end of the initial 60-day period. The extension notice shall indicate the special circumstances and the date by which the Committee expects to render the appeal decision. The extension cannot exceed a period of sixty (60) days. The appeal time frames begin when an appeal is filed, without regard to whether all the information necessary to make an appeal decision accompanies the filing. If an extension is necessary because the claimant failed to submit necessary information, the days from the date the Committee sends the extension notice until the claimant responds to the request for additional information are not counted as part of the appeal determination period. The Committee’s notice of denial on appeal shall include:

(g)	The specific reason or reasons for denial with reference to those Plan provisions on which the denial is based;

(h)

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant to the claimant’s claim; and

(i)

A statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, and a statement of the claimant’s right to bring an action under the Employee Retirement Income Security Act of 1974, as amended (the “ERISA”).

Data Privacy for European Union, Switzerland and the United Kingdom

The following provision supplements Section 6.19 of the Plan:

Notwithstanding Section 6.19, the Bank and the Affiliates hereby notify Eligible Employees based in the European Union, Switzerland and the United Kingdom that the collection, use, processing and transfer in electronic or other form of the Eligible Employee’s Data in relation to the Bank’s award of the Deferred Share Units shall be made in accordance with applicable data protection laws and the Bank’s European and United Kingdom HR Data Protection Procedures, as updated from time to time, and as communicated in any applicable privacy notices.

Australia

Australian Addendum. The offer of the Deferred Share Units is intended to comply with the provisions of the Corporations Act 2001, Australian Securities and Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order 14/1000. The Plan is hereby modified by the provisions herein (“Australian Addendum”) in certain respects to ensure compliance with ASIC Class Order 14/1000 (the “Class Order”), and shall govern the operation of the Plan with respect to Australian resident employees of the Bank and its Australian Affiliates. Grants made under the Australian Addendum are made in reliance on the Class Order. Except as set forth below, capitalized terms used herein shall have the meaning ascribed to them in the Plan. In the event of any conflict between these provisions and the Plan, the provisions of this Australian Addendum shall prevail. For the purposes of this Australian Addendum:

“Offer Period” means the period during which the Deferred Share Units may be awarded under the Australian Addendum.

Australian Offerees

In Australia, the offer of Deferred Share Units under the Australian Addendum (the “Offer”) shall be extended only to offerees who at the time of the Offer are full or part-time employees or directors of the Bank or an Australian Affiliate (of which the Bank has at least 20% voting power) and are considered resident in Australia (“Australian Offerees”).

Australian Dollar Equivalent/ Price Information

The Bank (or its Australian Affiliate) will (during the Offer Period and within a reasonable period of an Australian Offeree so requesting), make available to the Australian Offeree the Australian dollar equivalent of the current market price of the Bank’s Common Shares at the date of the Australian Offeree’s request.

For purposes of the foregoing, the market price of a Common Share shall be taken as the closing price of a Common Share on the Toronto Stock Exchange for the business day preceding the date of the request.

Exchange Rate for Australian Dollar Equivalent

For the purpose of the above, the Australian dollar equivalent of the market price shall be calculated by reference to the relevant Australian dollar exchange rate published by an Australian bank no earlier than the business day before the day to which price relates.

General Advice

Any advice given by the Bank or an Australian Affiliate in connection with the Offer is general advice only, and that Australian Offerees should consider obtaining their own financial product advice from an independent person who is licensed by ASIC to give such advice.

No Contribution Plan or Trust

An Offer under the Plan shall not involve a contribution plan or any Offer, issue or sale being made through a trust.

France

Use of English Language. By accepting the Deferred Share Units, the Eligible Employee acknowledges and agrees that it is the Eligible Employee’s wish that the Plan and this Exhibit, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Deferred Share Units, either directly or indirectly, be drawn up in English.

Langue anglaise. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.

United Kingdom

“Retirement” means the Participant ceasing employment with the Bank and its Affiliates with the intention of permanently ceasing to undertake paid employment where the Participant has provided such evidence of such intention as the Bank or a Bank Affiliate may reasonably require to validate such intention and “Retire” shall have a similar meaning.

As a condition to the receipt of the Deferred Share Unit and payment pursuant to the Deferred Share Units, the Participant agrees to make such arrangements as the Bank or its U.K. Subsidiary may require for the satisfaction of any U.K. or foreign tax and National Insurance Contribution withholding obligations, whether on an actual or estimated basis, that may arise in connection with the redemption of the Deferred Share Units and the payment of cash, as applicable. The Bank or Bank Affiliate shall not be required to deliver any redemption payment or proceeds until such obligations are satisfied.

The following sections supplement the provision regarding tax and social insurance contribution withholding/reporting authorizations/responsibility in the Plan:

Any sum withheld on an estimated basis will be repaid to the Participant to the extent that such sum was not applied in satisfaction of the actual tax liabilities arising.

At the Bank’s direction, the Participant shall satisfy any tax and National Insurance Contribution withholding obligation arising from the Deferred Share Units by one or some combination of the following methods: (a) by making a cash payment to the Bank or the U.K. Affiliate (b) from salary, or (c) from any cash payment payable to the Participant in connection with the Deferred Share Units.

If payment or withholding of the Applicable Withholding Taxes is not made within 90 days of the event giving rise to the Applicable Withholding Taxes or such other period as required under U.K. law (the “Due Date”), the amount of any uncollected Applicable Withholding Taxes will constitute a loan owed by the Participant to the Participant’s employer, effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), that it will be immediately due and repayable, and that the Bank or the U.K. Affiliate may recover it at any time thereafter by any of the means referred to in the Plan. Notwithstanding the foregoing, if the Employee is a director or executive officer (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended),. the terms of the immediately foregoing provision will not apply. In the event that the Employee is a director or executive officer and income tax due is not collected from or paid by the Employee by within 90 days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to the Employee on which additional income tax and national insurance contributions may be payable. The Employee acknowledges that the Employee ultimately will be responsible for reporting and paying any income tax and National Insurance Contributions due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Bank or the Affiliate that employs the Employee (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Bank and/or the Affiliate that employs the Employee may recover from the Employee at any time thereafter by any of the means referred to in the Plan.

Exclusion of Claim. The Participant acknowledges and agrees that the Participant shall have no entitlement to compensation or damages in consequence of the termination of the Participant’s employment with the Bank or any related Affiliate for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from the Participant ceasing to have rights under or to be entitled to vesting in the Participant’s Deferred Share Units as a result of such termination, or from the loss or diminution in value of the Participant’s Deferred Share Units. Upon the grant of the Participant’s Deferred Share Units, the Participant shall be deemed irrevocably to have waived any such entitlement.